Exhibit 10.1

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

(Amended and Restated April 27, 2005)

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Agreement dated [date of agreement], between Millipore Corporation, a Massachusetts Corporation (the “Corporation”) and [name of employee] (the “Employee”).

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) has awarded the Employee (the “Award”) effective on [date of award], [number of units] restricted stock units denominated in shares of the Corporation’s Common Stock (the “Restricted Stock Units” or “Units”) under the terms of the Millipore Corporation 1999 Stock Incentive Plan, as amended (the “Plan”), subject to the terms set forth below.

The Corporation and the Employee agree that the following terms and conditions shall govern the Award:

1.	Application of Plan Terms; Nature of Award: The Award shall be subject to all the provisions of the Plan, and the Employee agrees to be bound by such terms and by the terms of this Agreement. Initially capitalized terms not defined herein shall have the meaning given them in the Plan. Each Unit covered by the Award, subject to adjustment as provided at Section 11 of the Plan and Section 5 below, represents the conditional right of the Employee to receive one share of Stock.

2.	Vesting Periods: The Units shall vest, except as hereinafter provided, as follows:

__% of the Units on [date];

An additional __% of the Units on [date]; and

An additional __% of the Units on [date].

Issuance of Stock. As soon as practicable following the vesting of a Unit, and in all events within 14 days thereafter, the Corporation shall deliver or cause to be delivered to the Employee, or his or her legal representative, a certificate for the Stock represented by the Unit or shall otherwise evidence the delivery of such Stock; provided, that the Corporation may instead, in its sole discretion, deliver cash in an amount equal to the fair market value of the Stock that would otherwise have been delivered.

3.	Termination of Employment and Forfeiture of Shares: If the employment of the Employee with the Corporation shall terminate for any reason other than death, disability or Retirement, any Restricted Stock Units that had not vested prior to such termination shall be immediately forfeited except as provided in the Officer Severance Agreement and the Executive Termination Agreement as from time to time amended, entered into between the Employee and the Corporation. If the employment of the Employee with the Corporation shall terminate by reason of death, disability or Retirement, all Restricted Stock Units that are then outstanding (not previously forfeited) shall vest.

4.	Units Not Transferable: Employee’s rights with respect to the Restricted Stock Units evidenced by this Agreement may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and any attempt to do so shall be null and void.

5.	Miscellaneous:

(a)	The Employee shall have no rights of a shareholder with respect to any Stock subject to the Units until such time, if any, as such Stock is actually delivered.

(b)	The delivery or payment of Stock or cash hereunder shall be subject to the Corporation’s right to withhold from such payment or delivery, or from other payments to or for the benefit of the Employee, all taxes and other required withholding required to be withheld from such delivery or payment, or to require the Employee to make other arrangements satisfactory to the Corporation for the payment of such taxes and other withholdings.

(c)	In the circumstances described in Section 11 of the Plan, the Corporation shall make such adjustments to outstanding Units as it shall deem appropriate in accordance with Section 11 of the Plan.

(d)	The Employee agrees that any sale or transfer of Stock subsequent to the delivery of such Stock hereunder will be in conformity with all applicable laws, rules and regulations.

(e)	In the circumstances described in Section 15 of the Plan, the Corporation shall make such adjustments to outstanding Units as it shall deem appropriate in accordance with Section 15 of the Plan.

(f)	This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

MILLIPORE CORPORATION

By

Employee Signature and Date

Please return the signed copy of this Agreement to:

Human Resources

Millipore Corporation

290 Concord Road

Billerica Massachusetts 01821